Exhibit 99
News Release
First Midwest Bancorp, Inc.	First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq	(630) 875-7283
SYMBOL:	FMBI	www.firstmidwest.com

FIRST MIDWEST REPORTS SOLID FIRST QUARTER RESULTS
1st QUARTER HIGHLIGHTS:
*	Strong Profitability: ROA of 1.44%
*	Stock Option Accounting Expense: $0.01 Per Share
*	Stable Net Margin: 3.76% vs. 3.79% in 4Q05
*	Lower Credit Costs: Net Charge-offs to Average Loans of 0.15%
*	Fee-based Income Increased: Up 11.6% vs. 1Q05
*	Bank Calumet Acquired, Integration on Plan

ITASCA, IL, APRIL 26, 2006 - First Midwest Bancorp, Inc. ("First Midwest") (Nasdaq: FMBI) today reported net income for first quarter ended March 31, 2006 of $25.8 million, or $0.55 on a per diluted share basis, as compared to $25.2 million, or $0.55 per diluted share, in first quarter 2005. First quarter 2006 operating results included stock option expense attributable to the adoption of FAS 123R of $656 thousand, or $0.01 per diluted share. Earnings per diluted share for the quarter were also negatively influenced by the issuance of 4.4 million common shares in mid-March to aid in the financing of the Company's acquisition of Bank Calumet on March 31, 2006.

First quarter 2006 performance resulted in an annualized return on average assets of 1.44%, as compared to 1.49% for first quarter 2005 and an annualized return on average equity of 17.6%, as compared to 19.1% for first quarter 2005.

"I am pleased to report a strong start to 2006," said First Midwest President and Chief Executive Officer John M. O'Meara. "In addition to effectively executing our sales and operating plans, we closed our acquisition of Bank Calumet ahead of schedule, and successfully completed the issuance of both equity and debt, a modest staff restructuring, and certain broad-based contract renegotiations." O'Meara continued, "Loan and deposit expansion was solid during the first quarter, credit costs were controlled, and our fee-based business, compared to the first quarter of 2005, expanded at a double digit pace. While we continue to face challenges in our spread businesses, we remain well positioned to deliver solid growth and profitability over the near-term, while continuing to focus our efforts on maximizing long-term franchise valuation."

Earnings Guidance

O'Meara concluded, "Sustained margin pressure should be offset by greater than expected acquisition synergies, continued credit cost controls, expanded fee-based revenues, and diligent expense control. As a result, we currently expect full year diluted earnings per share to be in the range of $2.42 to $2.50."

Net Interest Margin

Net interest income for first quarter 2006 was $57.5 million, up approximately $400 thousand from first quarter 2005. Net interest margin for the first quarter of 2006 was 3.76%, down an expected 3 basis points from fourth quarter 2005, reflecting deposit shifts to higher cost categories, which were partially offset by higher variable-rate asset yields.

Loan Growth and Funding

Outstanding loans as of March 31, 2006 totaled $5.0 billion, a 21.4% increase from $4.2 billion at March 31, 2005 and up from $4.3 billion at December 31, 2005, primarily due to loans acquired as part of the acquisition of Bank Calumet. Excluding $682.3 million in loans acquired in the Bank Calumet acquisition, loans increased approximately 1.3%, or 5.2% annualized, as compared to December 31, 2005, primarily due to increased corporate lending. As of March 31, 2006, corporate loans totaled $3.9 billion, up from $3.4 billion as of December 31, 2005. Excluding $402.1 million of loans acquired in the Bank Calumet acquisition, corporate loans increased 2.8%, or 11.2% annualized, compared to December 31, 2005. This increase primarily reflects growth in both commercial and construction real estate lending.

As of March 31, 2006, total deposits were $6.1 billion, up 21.9% compared to March 31, 2005, primarily due to the acquisition of Bank Calumet. Average deposits for first quarter 2006 totaled $5.1 billion, reflecting growth in both demand and time deposit balances. In comparison to first quarter 2005, average demand balances increased 2.6%, and average time deposit balances grew 19.3%.

Noninterest Income and Expense

First Midwest's total noninterest income for first quarter 2006 was $21.4 million, up 6.1% as compared to $20.1 million in first quarter 2005, reflecting the benefits of higher fee-based revenues, income from corporate owned life insurance and other income, offset by $2.2 million in lower gains realized from the sale of securities. Fee-based revenues for first quarter 2006 totaled $17.8 million, up 11.6% as compared to $16.0 million in first quarter 2005, primarily due to greater service charge revenue.

Total noninterest expense for first quarter 2006 was $43.7 million, up 9.9% from $39.8 million in first quarter 2005, primarily due to increased salaries and benefits, occupancy, and other expenses. Salary and benefit cost increases reflect the combined impact of merit wage adjustments, $656 thousand in stock option accounting expense, higher retirement plan expenses, and $723 thousand of severance costs related to a modest restructuring of staff. First Midwest's efficiency ratio was 51.5% for first quarter 2006, as compared to 49.9% for first quarter 2005.

Credit Quality

First Midwest's overall credit quality remains strong. As of March 31, 2006, nonperforming assets totaled $21.2 million, including $2.5 million in nonperforming assets acquired from Bank Calumet as compared to $14.9 million at year-end 2005. At March 31, 2006, nonperforming assets represented 0.42% of loans plus foreclosed real estate, as compared to 0.35% at December 31, 2005. Net charge-offs for first quarter 2006 improved to 0.15% of average loans, a 40.0% reduction from 0.25% for fourth quarter 2005. Nonaccrual loans totaled $17.2 million, up approximately $5.2 million from year-end 2005. This increase is concentrated in three credits, which presently do not appear to have significant exposure to loss. As of March 31, 2006, the reserve for loan losses stood at 1.24% of total loans, as compared to 1.31% as of December 31, 2005.

Capital Management

First Midwest's capital position continues to exceed all of the regulatory minimum levels to be considered a "well capitalized institution" by the Federal Reserve. As of March 31, 2006, First Midwest's Total Risk Based Capital was 11.06%, compared to 11.76% as of December 31, 2005. Its Tier 1 Risk Based Capital ratio was 8.51%, compared to 10.72% as of December 31, 2005. First Midwest's tangible capital ratio, which represents the ratio of stockholders' equity to total assets excluding intangible assets, stood at 4.67%, down from 6.30% as of December 31, 2005. This decline was primarily due to an increase in goodwill and other intangible assets resulting from the acquisition of Bank Calumet and changes in accumulated other comprehensive income, stemming from declines in the market value of available-for-sale securities. First Midwest has elected to discontinue its stock repurchase program, as it looks to rebuild tangible capital following the acquisition of Bank Calumet.

Bank Calumet Acquisition

On March 31, 2006, First Midwest consummated its acquisition of Bank Calumet. In exchange for $307 million in cash, all of the outstanding shares of Bank Calumet were acquired making it a wholly owned subsidiary of First Midwest Bancorp, Inc. The conversion of Bank Calumet's primary data processing systems to those of First Midwest is expected to be completed in May, 2006.

Bank Calumet's 30 offices and $939.9 million in deposits when joined with First Midwest, creates the sixth largest branch distribution network in metropolitan Chicago and the eleventh overall largest depository. Further, trust assets under management exceed $3.5 billion, creating the sixth largest trust company in the State of Illinois.

While the long-term synergies from the combined entity are compelling, the impact of integrating the operations was partially manifested in first quarter 2006 financial performance as the cost of debt financing and the dilutive impact of the 4.4 million common share offering preceded the March 31, 2006 transaction close. As a result, the share offering increased average diluted shares outstanding for the quarter by approximately 1.1 million shares, which lowered quarterly earnings per share by $0.01. During the remainder of 2006, additional integration expenses are expected to approximate

$3.0 million, with the majority of these expenses expected to be reflected in second quarter 2006. The quarters ahead should demonstrate the strategic nature of this acquisition through higher growth and better operating leverage.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 101 offices located in 61 communities, primarily in metropolitan Chicago. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2005 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated April 26, 2006

Operating Highlights	Quarters Ended
Unaudited	March 31,

(Amounts in thousands except per share data)	2006		2005

Net income	$25,768		$25,207
Diluted earnings per share	$0.55		$0.55
Return on average equity	17.64%		19.14%
Return on average assets	1.44%		1.49%
Net interest margin	3.76%		3.87%
Efficiency ratio	51.51%		49.88%

Balance Sheet Highlights
Unaudited

(Amounts in thousands except per share data)	Mar. 31, 2006		Mar. 31, 2005

Total assets	$8,715,524		$6,910,482
Total loans	5,042,135		4,153,728
Total deposits	6,050,839		4,962,859
Stockholders' equity	688,484		519,163
Book value per share	$13.81		$11.35
Period end shares outstanding	49,866		45,732

Stock Performance Data	Quarters Ended
Unaudited	March 31,

	2006		2005

Market Price:
Quarter End	$36.57		$32.48
High	$37.14		$36.75
Low	$32.62		$31.92

Quarter end price to book value	2.6	x	2.9	x
Quarter end price to consensus estimated 2006 earnings	13.4	x	N/A
Dividends declared per share	$0.275		$0.240

First Midwest Bancorp, Inc.	Press Release Dated April 26, 2006

Condensed Consolidated Statements of Condition
Unaudited (1)	March 31,

(Amounts in thousands)	2006	2005

Assets
Cash and due from banks	$210,810	$125,150
Funds sold and other short-term investments	8,514	6,083
Securities available for sale	2,654,189	2,170,720
Securities held to maturity, at amortized cost	121,012	73,725
Loans	5,042,135	4,153,728
Reserve for loan losses	(62,320)	(56,244)

Net loans	4,979,815	4,097,484

Premises, furniture, and equipment	121,549	88,695
Investment in corporate owned life insurance	194,333	152,554
Goodwill and other intangible assets	294,839	96,180
Accrued interest receivable and other assets	130,463	99,891

Total assets	$8,715,524	$6,910,482

Liabilities and Stockholders' Equity
Deposits	$6,050,839	$4,962,859
Borrowed funds	1,629,084	1,179,753
Long-term debt	227,472	129,042
Accrued interest payable and other liabilities	119,645	119,665

Total liabilities	8,027,040	6,391,319

Common stock	613	569
Additional paid-in capital	204,458	61,757
Retained earnings	774,607	721,645
Accumulated other comprehensive (loss)	(22,548)	(5,327)
Treasury stock, at cost	(268,646)	(259,481)

Total stockholders' equity	688,484	519,163

Total liabilities and stockholders' equity	$8,715,524	$6,910,482

  While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with U.S. generally accepted accounting principles and, as of March 31, 2005, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended March 31, 2006.

First Midwest Bancorp, Inc.	Press Release Dated April 26, 2006

Condensed Consolidated Statements of Income	Quarters Ended
Unaudited (1)	March 31,

(Amounts in thousands except per share data)	2006	2005

Interest Income
Loans	$74,315	$59,615
Securities	27,051	23,484
Other	159	56

Total interest income	101,525	83,155

Interest Expense
Deposits	28,468	17,160
Borrowed funds	13,228	6,823
Long-term debt	2,364	2,063

Total interest expense	44,060	26,046

Net interest income	57,465	57,109
Provision for loan losses	1,590	3,150

Net interest income after provision for loan losses	55,875	53,959

Noninterest Income
Service charges on deposit accounts	7,624	6,693
Trust and investment management fees	3,172	3,129
Other service charges, commissions, and fees	4,465	3,810
Card-based fees	2,569	2,347

Subtotal, fee-based revenues	17,830	15,979

Corporate owned life insurance income	1,504	1,195
Security gains, net	369	2,561
Other	1,669	411

Total noninterest income	21,372	20,146

Noninterest Expense
Salaries and employee benefits	25,632	22,853
Net occupancy expense	4,458	4,261
Equipment expense	2,131	2,095
Technology and related costs	1,444	1,381
Other	10,047	9,182

Total noninterest expense	43,712	39,772

Income before taxes	33,535	34,333
Income tax expense	7,767	9,126

Net Income	$25,768	$25,207

Diluted Earnings Per Share	$0.55	$0.55

Dividends Declared Per Share	$0.275	$0.240

Weighted Average Diluted Shares Outstanding	46,879	46,164

  While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with U.S. generally accepted accounting principles and, for the quarter ended March 31, 2005, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended March 31, 2006.

First Midwest Bancorp, Inc.	Press Release Dated April 26, 2006

Selected Quarterly Data
Unaudited		Quarters Ended

(Amounts in thousands except per share data)	3/31/06	12/31/05	9/30/05	6/30/05	03/31/05

Net interest income	$57,465	$59,349	$59,981	$59,411	$57,109
Provision for loan losses	1,590	2,780	1,200	1,800	3,150
Noninterest income	21,372	14,410	20,383	19,673	20,146
Noninterest expense	43,712	42,578	42,108	41,245	39,772
Net income	25,768	22,630	27,030	26,510	25,207
Diluted earnings per share	$0.55	$0.49	$0.59	$0.58	$0.55
Return on average equity	17.64%	16.58%	19.76%	19.85%	19.14%
Return on average assets	1.44%	1.25%	1.51%	1.52%	1.49%
Net interest margin	3.76%	3.79%	3.88%	3.93%	3.87%
Efficiency ratio	51.51%	49.76%	49.39%	48.75%	49.88%

Period end shares outstanding	49,866	45,387	45,385	45,399	45,732
Book value per share	$13.81	$11.99	$11.81	$11.83	$11.35
Dividends declared per share	$0.275	$0.275	$0.250	$0.250	$0.240

Asset Quality
Unaudited	Quarters Ended

(Amounts in thousands)	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05

Nonaccrual loans	$17,178	$11,990	$12,206	$11,419	$16,407
Foreclosed real estate	4,033	2,878	2,711	2,905	3,270
Loans past due 90 days and still accruing	10,693	8,958	10,386	7,463	4,625

Nonperforming loans to loans	0.34%	0.28%	0.28%	0.27%	0.39%
Nonperforming assets to loans plus foreclosed real estate	0.42%	0.35%	0.35%	0.34%	0.47%
Nonperforming assets plus loans past due 90 days to loans plus foreclosed real estate................................................	0.63%	0.55%	0.59%	0.52%	0.58%
Reserve for loan losses to loans	1.24%	1.31%	1.31%	1.33%	1.35%
Reserve for loan losses to nonperforming loans	363%	470%	461%	493%	343%

Provision for loan losses	$1,590	$2,780	$1,200	$1,800	$3,150
Net loan charge-offs	1,565	2,670	1,179	1,782	3,624

Net loan charge-offs to average loans, annualized	0.15%	0.25%	0.11%	0.17%	0.36%